UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 18, 2013

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction

of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2013 annual meeting of shareholders of PRGX Global, Inc. (“PRGX” or the “Company”) held on June 18, 2013 (the “Annual Meeting”), the shareholders of PRGX approved all proposals recommended by the Board of Directors as described in PRGX’s proxy statement dated April 30, 2013.

With respect to Proposal 1 (election of three Class II directors and one Class I director to serve until the annual meeting of shareholders to be held in 2016 and in 2015, respectively, or until their successors are elected and qualified), the nominees received the following votes:

Director	Shares For	Shares Withheld	Broker Non-Votes
Patrick G. Dills	11,273,101	8,897,972	4,050,413
Mylle H. Mangum	17,968,790	2,202,283	4,050,413
Ronald E. Stewart	17,160,520	3,010,553	4,050,413
Joseph E. Whitters	17,916,930	2,254,143	4,050,413

The Company’s directors serving in Class III and Class I, other than Mr. Whitters, did not stand for election at the Annual Meeting. The directors serving in Class III, David A. Cole, Archelle Georgiou Feldshon and Philip J. Mazzilli, Jr., will continue to serve until the 2014 annual meeting of shareholders or until their successors are elected and qualified. The directors serving in Class I, Romil Bahl, Steven P. Rosenberg and Joseph E. Whitters, will continue to serve until the 2015 annual meeting of shareholders or until their successors are elected and qualified.

With respect to Proposal 2 (to ratify BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2013), 24,185,653 shares, or 99.86% of the votes cast, voted for the proposal, 34,983 shares voted against the proposal, and 850 shares abstained from voting on the proposal.

With respect to Proposal 3 (to approve the Company’s executive compensation), 13,196,484 shares, or 66.53% of the votes cast, voted for the proposal, 6,638,149 shares voted against the proposal, 336,440 shares abstained from voting on the proposal, and there were 4,050,413 broker non-votes.

With respect to Proposal 4 (to reapprove the material terms of the performance goals under the 2008 Equity Incentive Plan), 18,112,519 shares, or 89.86% of the votes cast, voted for the proposal, 2,042,995 shares voted against the proposal, 15,559 shares abstained from voting on the proposal, and there were 4,050,413 broker non-votes.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: June 24, 2013